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Exhibit 99.(a)(1)(N)

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1:
Dear TDC shareholder

2:
We would like to buy your shares

3:
The offer ends on the morning of 12 January 2006, so the deadline for giving your acceptance to your bank is 11 January 2006.

4:
Yours sincerely Nordic Telephone Company [link to www.nordictelephone.dk]

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  Exhibit 99.(a)(1)(N)